Exhibit 19

UDR, INC.

AMENDED AND RESTATED

INSIDER TRADING COMPLIANCE PROGRAM

Adopted February 13, 2025

In order to take an active role in the prevention of insider trading violations by its officers, directors, employees and other individuals who gain access to inside information, UDR, Inc. (the "Company") has adopted the policies and procedures described in this Memorandum and the attached Exhibits.  These policies and procedures replace the Company's existing Policy on Insider Trading.

I.	Summary of Various Insider Trading Laws.

The Insider Trading and Securities Fraud Enforcement Act of 1988 (the "Insider Trading Act") contains a number of measures designed to curb insider trading.  Perhaps most noteworthy, the Insider Trading Act imposes liability on "controlling persons" (including employees, officers and members of the Board of Directors) if the Securities and Exchange Commission ("SEC") can establish that the controlling persons knew or recklessly disregarded that an employee (not just a corporate insider) was likely to engage in insider trading and failed to take action to prevent violations of the Insider Trading Act.  Both corporate insiders and controlling persons are subject to civil penalties payable to the SEC for up to three times the profit realized or loss avoided.  Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") creates potential liability both for individuals who trade on the basis of material non-public information and for companies who fail to adequately disclose material information.  Rules promulgated by the SEC under Section 16 of the Exchange Act impose reporting requirements on corporate insiders (i.e., officers, directors and 10% stockholders) of a public company.  Finally, the Securities Enforcement Remedies and Penny Stock Reform Act of 1990 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 provide the SEC with potent weapons to enforce federal securities laws.  Under these and other applicable statutory provisions and SEC rules, the SEC may institute administrative proceedings for any violation of the federal securities laws, including insider reporting requirements and financial disclosure and proxy rules, possibly resulting in a "cease-and-desist" order and civil money penalties.

II.	Adoption of Insider Trading Policy.

Because of these securities laws, public companies must play a more active role in implementing corporate policies designed to prevent employees and other insiders from engaging in insider trading.  To this end, the Company has adopted an Insider Trading Policy, a copy of which is attached hereto as Exhibit A (the "Insider Trading Policy") and incorporated herein by reference.

The Insider Trading Policy prohibits trading based on material non-public information regarding the Company.  The Insider Trading Policy covers officers, directors and all other employees of, or consultants or contractors to, the Company and its subsidiaries and affiliates, as well as family members of such persons, and others, in each case where such persons have or may have access to material non-public information.  In certain instances, the Insider Trading Policy applies to employees who have recently terminated their employment or have had their employment terminated by the Company.  The Insider Trading Policy is to be distributed to all new employees upon the commencement of their relationship with the Company, and all new employees must sign an acknowledgement that they received the Insider Trading Policy.  The Insider Trading Policy will also be distributed to all employees annually in order to remind them of their obligations under the federal securities laws.

III.	Designation of Certain Persons.

A.Section 16 Individuals.  The Company determines that certain persons are the directors and officers who are subject to the reporting and liability provisions of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder ("Directors and Officers").  The Company makes this determination from time to time as appropriate to reflect the election of new officers or directors, any change in function of current officers and the resignation or departure of current officers or directors.

B.Other Persons.  The Company determines that certain persons, together with the Directors and Officers (collectively, the "Insiders"), should be subject to the preclearance requirement described in Section V.A. below, because the Company believes that, in the normal course of their duties, such persons have, or are likely to have, regular access to material non-public information.  The Company makes this determination from time to time.  Under special circumstances, certain persons not designated as Insiders may come to have access to material non-public information for a period of time.  During such period(s), such persons should also be subject to the preclearance procedure described in Section V.A. below.

IV.	Appointment of Corporate Compliance Officer.

The Board of Directors, or at the discretion of the Board of Directors, the Governance Committee, shall appoint the Insider Trading Corporate Compliance Officer (the "Corporate Compliance Officer").

V.	Duties of Corporate Compliance Officer.

The duties of the Corporate Compliance Officer with respect to insider trading shall include, but not be limited to, the following:

A.Preclearing all transactions involving the Company's securities by any Insider, as well as any and all persons who are known by the Corporate Compliance Officer to have access to material non-public information, in order to determine compliance with the Insider Trading Policy, all applicable insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

B.Distributing the Insider Trading Policy to all new employees upon the commencement of their relationship with the Company and obtaining a signed acknowledgment from each employee that he or she received, understands and agrees to comply with the Insider Trading Policy.

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C.Distributing the Insider Trading Policy (and/or a summary thereof) to all employees, including all Insiders, on an annual basis and obtaining a signed acknowledgment from each Insider that he or she received, understands and agrees to comply with the Insider Trading Policy.
D.Coordinating with the designated contact person for notification of the existence of any material non-public information under the Company's Fair Disclosure Policy and notifying the Insiders of any blackout periods.
E.Reminding Directors and Officers of their filing obligations under Section 16 of the Exchange Act (Forms 3, 4 and 5), the Williams Act and Rule 144 under the Securities Act of 1933, as amended ("Securities Act"), distributing comprehensive memoranda to such persons from time to time outlining such filing obligations and obtaining certifications and broker instruction/representation forms from all Directors and Officers.  Assisting in the preparation and filing of all such reports/filings (the final preparation and filing of all such reports, however, shall be the sole responsibility of each of the Directors and Officers).
F.Serving as the designated recipient at the Company of copies of reports filed with the SEC by the Directors and Officers and arranging for posting of such reports on the Company's website within one business day after each such filing.
G.Mailing periodic reminders to all the Directors and Officers regarding their obligations to report.
H.Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Forms 13D and 13G, Form 144, officer’s and director’s questionnaires and reports received from the Company's stock administrator and transfer agent, to determine trading activity by Officers, Directors and others who have or may have access to material non-public information.
I.Assisting the Board of Directors in implementation of the Insider Trading Policy.
J.Coordinating with the Company's securities counsel regarding compliance activities with respect to Rule 144, Section 16 and insider trading issues.
K.Conducting a periodic review of the Insider Trading Policy with the Company's securities counsel to determine whether any updates or modifications are appropriate or desirable.
L.Reviewing and making determinations with respect to requests for Hardship Waivers.

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EXHIBIT A

UDR, INC.

INSIDER TRADING POLICY

This Insider Trading Policy provides guidelines to officers, directors and all other employees of, or consultants or contractors to, UDR, Inc. (the "Company") and its subsidiaries and affiliates, as well as family members of such persons, and others (individually a "Covered Person" and collectively the "Covered Persons"), in each case where such persons have or may have access to material non-public information, with respect to transactions in the Company's securities and the handling by insiders of confidential information about the Company and the companies with which it does business.

For purposes of this Insider Trading Policy, the Company's securities include common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures.  The Company's securities also include derivative securities relating to the Company's stock, even if not issued by the Company, such as exchange-traded options.

POLICY

It is the policy of the Company to comply with all insider trading laws and regulations.

RESPONSIBILITY

Covered Persons may create, use or have access to confidential or material information that is not generally available to the investing public (such information is referred to in this Insider Trading Policy as "material non-public information," as explained in more detail below).  Each individual has an important ethical and legal obligation to maintain the confidentiality of such information and not to engage in any transactions in the Company's securities while in possession of material non-public information.  Each individual and the Company may be subject to severe civil and criminal penalties as a result of unauthorized disclosure of or trading in the Company's securities while in possession of material non-public information.

The Corporate Compliance Officer is responsible for the administration of this Insider Trading Policy.

GUIDELINES

1.Prohibition.  Except as discussed in Guideline 10 herein, every Covered Person is prohibited from:  (a) engaging in transactions in the Company's securities (including buying, selling or making gifts) while in possession of material non-public information; (b) communicating such information to others except those who "need to know" based on their doing business with or for the Company; (c) recommending the purchase or sale of the Company's securities while in the possession of material information that has not been publicly disclosed by the Company; or (d) assisting anyone engaged in any of the above activities.  This prohibition also applies to information about, and the securities of, other companies with which the Company does business, or with which the Company is involved in a potential transaction or business relationship, through which a Covered Person may acquire material non-public information of that company.

There are no exceptions to this Insider Trading Policy.  Engaging in transactions in the Company's securities that are otherwise necessary for personal reasons, such as personal financial commitments, are still prohibited if you possess material non-public information.

2.Penalties.  If you engage in any of the above activities, you may subject yourself, the Company and its officers and directors to civil and criminal liability.  Penalties may include (i) fines of up to $5,000,000 or two times the gain from the offense and (ii) jail terms of up to twenty (20) years.  A civil action by the Securities and Exchange Commission ("SEC") could lead to disgorgement of profits and a penalty not to exceed the greater of $1,000,000 or three times the amount of profit gained or loss avoided.  In addition, violation of this Insider Trading Policy may subject you to immediate discipline by the Company, including discharge from the Company.

3.Transactions by Family Members.  The prohibitions described in this Insider Trading Policy also apply to your family members, including your spouse, minor children or others living in your home.  You are responsible for the conduct of your immediate family.

4.Tipping Information to Others.  You may not disclose any material non-public information to others, including your family members, friends or social acquaintances.  This prohibition applies whether or not you receive any benefit from the other person's use of that information. Under applicable law, a personal benefit can be inferred when the tipper receives something of value in exchange for the tip of information, or if the tipper makes a gift of confidential information to a friend or relative who trades.  The SEC has imposed large penalties on individuals disclosing such information even when the disclosing person did not profit from such disclosure.  The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.  Do not underestimate their ability to discover your actions or their willingness to make an example of individuals committing seemingly minor infractions.

5.Material Non-Public Information.  "Material" information is any information that could reasonably affect the price of the Company's stock or that a reasonable investor would consider important in making a decision to purchase, hold or sell the Company's securities.

"Non-public" information is any information that has not been disclosed generally to the investing public.  Information is not public until it has been disclosed by press release or in the Company's periodic or current reports filed with the SEC or as otherwise provided under the Securities Act, and the Company's Fair Disclosure Policy.  Even after the Company has released information to the press and the information has been reported, you should allow the investing public at least one full business days (that is, a day on which the primary exchange upon which the Company's securities are traded is open for trading) to absorb and evaluate the information before you trade in the Company's securities.

Although it is not possible to list all types of material information, the following are examples of the types of information that are particularly sensitive and should be treated as material:

●	Financial results or projections;
●	Changes in financial condition or asset value;
●	Negotiations for the acquisition or disposition of significant assets or joint ventures;
●	Significant new contracts or the loss of a significant contract;
●	Significant new products or services;
●	Significant marketing plans and material changes in such plans;
●	Capital investment plans and changes in such plans;
●	Events regarding the Company's securities, such as defaults on indebtedness, calls for redemption, repurchase plans, stock splits, dividend changes, changes to rights of security holders and public or private sales of additional securities;
●	Deteriorations in the Company's credit status;
●	Material litigation, administrative actions or governmental investigations concerning the Company or any of its officers or directors;
●	Major financings or borrowings;
●	Significant personnel changes or changes in control;
●	Changes in auditors or auditor notification that the Company may no longer rely on an audit report;
●	Changes in accounting methods and write-offs;
●	Bankruptcy, corporate restructuring or receivership;
●	Any substantial change in industry circumstances or competitive conditions which could significantly affect the Company's earnings or prospects for expansion;
●	A significant cybersecurity incident, such as a data breach; and
●	The imposition of an Event-Specific Blackout Period (as defined in Section 9(a) below) or a special restriction on trading in the securities of another company, or the extension or termination of any such restriction.

If you have any question as to whether particular information is material or non-public, you should not trade or communicate the information to anyone without the prior written approval of the Corporate Compliance Officer.

6.Inadvertent Disclosure.  If material non-public information is inadvertently disclosed by any employee, officer or director, you should immediately report all the facts of the disclosure to the Corporate Compliance Officer so that the Company may take appropriate remedial action.  As noted in the Company's Fair Disclosure Policy, under SEC rules, the Company generally has only 24 hours after learning of an inadvertent disclosure of material non-public information to publicly disclose such information.

7.Short-term, Speculative Transactions, Hedging and Pledging.  The Company has determined that there is a substantial likelihood for the appearance of improper conduct by Company personnel (which includes directors, officers and all other employees of the Company) when they engage in short-term or speculative securities transactions.  Therefore, Company personnel are prohibited from engaging in any of the following activities involving the Company's securities:
(a)	short sales;
(b)	buying or selling puts or calls;
(c)	trading in options (other than those granted by the Company); and
(d)	hedging transactions.

Company personnel are also prohibited from purchasing securities on margin or otherwise pledging securities as collateral for a loan or other arrangement, except with the prior written consent of the Corporate Compliance Officer (or the Chief Executive Officer, as applicable).

8.Further Prohibition.  From time to time, effective immediately upon notice or as otherwise provided by the Company, the Company may determine that other types of transactions, or all transactions, by Company personnel in the Company's securities shall be prohibited or shall be permitted only with the prior written consent of the Corporate Compliance Officer.

9.Mandatory Preclearance for Directors, Officers and Employees.  The following guidelines are applicable to (i) all members of the Company's Board of Directors ("Directors"), (ii) all officers of the Company designated by the Board of Directors as Section 16 officers ("Officers") and (iii) other designated employees of the Company who regularly have access to material non-public information about the Company as may be updated from time to time (together with the Directors and Officers, the "Insiders").  The Corporate Compliance Officer will inform each person who the Company determines to be an Insider of such determination.  The Company believes that the Insiders may have access to material non-public information in the course of their duties.  The persons who are considered Insiders may be changed by the Company from time to time as circumstances require.  If you are an Insider and have any questions about the application of these provisions when considering the possible purchase or sale of the Company's securities, you should contact the Corporate Compliance Officer before undertaking the transaction and follow his/her instructions.

(a)Trading Prohibitions.  The release of earnings is a particularly sensitive period of time for transactions in the Company's stock because officers, directors and other employees may possess material non-public information about the expected financial results for the quarter.  Accordingly, no Insider may conduct transactions involving the Company's securities during a Blackout Period for the quarter.  The Blackout Period with respect to each fiscal quarter of the Company begins at 4:00 p.m., Eastern time, on the fifteenth calendar day after the end of the fiscal quarter and ends at 4:00 p.m., Eastern time, on the first business day following the earlier of (i) the Company's filing with the SEC of the Company's quarterly or annual financial reports; (ii) the public release of quarterly or annual financial information or (iii) otherwise in a manner that complies with the requirements of the Securities Act (collectively, the "Earnings Release Date").

The Company's Corporate Compliance Officer will inform you of the anticipated date of public disclosure of each quarter's financial results upon request.  The Blackout Period continues to apply to your transactions in the Company securities even after your employment terminates; if your employment terminates during a Blackout Period, you may not trade in the Company's securities until that Blackout Period has ended.

For Directors and Officers of the Company, all transactions involving the Company's securities outside the Blackout Period may be made only after preclearing the transaction with the Company's Corporate Compliance Officer (or the Chief Executive Officer, as applicable).

From time to time, the Company may also determine that Directors, Officers, selected employees and others should suspend trading for a specified period of time because of developments known to the Company and not yet disclosed to the public (an “Event-Specific Blackout Period”).  In such event, such persons may not engage in any transaction involving the purchase or sale of the Company's securities during such Event-Specific Blackout Period and may not disclose to others the fact of such suspension of trading.

Even outside of a period during which trading is prohibited, any person possessing material non-public information concerning the Company should not engage in any transactions in the Company's securities until such information has been known publicly for at least two full trading days (that is, days on which the primary securities exchange upon which the Company’s securities are traded is open for trading), whether or not the Company has recommended a suspension of trading to that person.  If you are aware of material non-public information when your employment terminates, you may not trade in the Company's securities until two full trading days after the information has become public or is no longer material.  Trading in the Company's securities during the Window Period (as defined and described in paragraph (c) below) should not be considered a "safe harbor," and all Directors, Officers and other persons should use good judgment at all times to make sure that their trades are not effected while they are in possession of material non-public information about the Company.

(b)	Preclearance of Transactions.

(i)All Insiders must receive approval from the Corporate Compliance Officer prior to any transactions involving the Company's securities.  All transactions during a Blackout Period are prohibited, except as set forth in Guideline 10 or to the extent a Hardship Waiver has been granted pursuant to Guideline 15 herein.  The Corporate Compliance Officer will make every effort to respond to requests for approval as quickly and expeditiously as possible.  With respect to any requirement for preclearance of transactions in this policy, the Corporate Compliance Officer shall seek prior approval from the Chief Executive Officer.

(ii)Each employee who is not an Insider may buy or sell securities of the Company in the market, without the necessity of preclearance; provided that such employee does not then possess material non-public information regarding the Company.

(c)Window Period.  Subject to paragraphs (a) and (b) above, Insiders may buy or sell securities of the Company during the periods beginning on the second business day following the Earnings Release Date and ending on the commencement of the Blackout Period (each a "Window Period").

10.	Certain Transactions Not Subject to Trading Restrictions.

(a)Stock Option Exercises and Redemptions of Securities.  The Insider Trading Policy does not apply to (i) the exercise of an employee stock option, (ii) the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax-withholding requirements, or (iii) the redemption of redeemable securities with the Company or its subsidiaries for shares of the Company’s stock.  The policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale including for the purpose of generating the cash needed to pay the exercise price of an option.

(b)Restricted Stock Awards.  The Insider Trading Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax-withholding requirements upon the vesting of any restricted stock.  The policy does apply, however, to any market sale of restricted stock.

(c)401(k) Plan. The Insider Trading Policy does not apply to purchases of Company stock in any 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election.  The policy does apply, however, to certain elections you might make under a 401(k) plan, including (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (d) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

(d)Dividend Reinvestment Plan.  The Insider Trading Policy does not apply to purchases of Company stock under the Company's Dividend Reinvestment Plan resulting from your reinvestment of dividends paid on Company stock.  The policy does apply, however, to your election to participate in the plan or increase your level of participation in the plan.  The policy also applies to your sale of any Company stock purchased pursuant to the plan.

(e)Approved Pre-Planned Trading Programs.  Notwithstanding any other guidelines contained in the Insider Trading Policy to the contrary, Directors and Officers may engage in transactions in securities of the Company under certain pre-planned trading programs that comply with SEC Rule 10b5-1, or any successor rule, and have been approved in advance, in writing, by the Company's Corporate Compliance Officer.  To initiate any transactions under this exception, a person must comply with each of the following elements:

(i)While such person is not aware of any material non-public information, the person must enter into a binding contract to engage in transactions in securities,

instruct another person to purchase or sell securities for the person's account, or adopt a written plan for purchasing or selling the securities (a "Trading Program").

(ii)The Trading Program must contain one of the following:

(A)specify the amount, price, and date of the transaction(s);

(B)include a written formula, algorithm, or computer program for determining amounts, prices, and dates for the transaction(s); or

(C)not permit the person to exercise any subsequent influence over how, when, or whether to engage in transactions (and any other person exercising such influence under the Trading Program must not be aware of material non-public information when doing so).

For the purposes of a Trading Program, the following definitions apply:

●"Amount" means a specified number of securities or a specified dollar value of securities.
●"Price" means a market price on a particular date or a limit price, or a particular dollar price.
●"Date" means the day of the year when the order is to be executed, or as soon thereafter as is practical under ordinary principles of best execution. In case of a limit order, "date" means the day of the year when the order is in force.

(iii)Transactions must occur pursuant to the Trading Program.

(iv)No transaction may take place under a Trading Program for any Director or Officer until the later of (a) 90 days after adoption or modification of the Trading Program or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Trading Program was adopted or modified.

(v)The Trading Program cannot be entered into as part of a plan or scheme to evade the prohibitions of SEC Rule 10b5-1.  Therefore, although modifications to an existing Trading Program are not prohibited, a Trading Program should be adopted with the intention that it will be amended or modified infrequently, if at all, since changes to the Trading Program will raise issues as to the individual's good faith.  In addition, the Trading Program must include a representation to the Company at the time of adoption or modification that (i) the person is not aware of material non-public information about the Company or its securities and (ii) the person is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

(vi)No person purchasing or selling securities under a Trading Program may take (or modify existing) hedging positions to account for his or her planned purchases or sales.

(vii)Any person wishing to (i) proceed under the Trading Program exception or (ii) modify or terminate a previously adopted Trading Program must first obtain written approval from the Corporate Compliance Officer.  This preclearance requirement will permit the Company to review the proposed Trading Program as to compliance with applicable securities laws (including SEC Rule 10b5-1), this Insider Trading Policy and the best interests of the Company, with a view toward avoiding unnecessary litigation and other consequences detrimental to the Company and the person seeking to rely on this exception.  The Company therefore reserves the right to approve or disapprove any proposed Trading Program (or the modification or termination of any existing Trading Program) in its sole and absolute discretion based on, among other factors, policies and criteria adopted by the Company from time to time, market conditions, legal and regulatory considerations and the potential impact of any such Trading Program on any actual or prospective transactions (including the distribution of securities) to which the Company is or may be a party.

(viii)The Company will not approve any proposed Trading Program (or the modification or termination of any existing Trading Program) prior to consideration of and compliance with the following elements, as well as such additional terms and conditions as the Company may require from time to time:

●To reduce potential exposure, the Company will need to ensure that there is no pending disclosure of material information which has not been previously publicly disclosed at the time a person wishes to enter into a Trading Program (or to modify or terminate a previously adopted Trading Program).  If there is any such undisclosed information, the Company may delay its approval of the Trading Program until the information has been publicly disclosed.  The Company may also require an interval between the adoption of the Trading Program and the first trade under such Trading Program.
●Under appropriate circumstances, the Company may wish to make a public announcement of the Trading Program at the time of adoption, and the Company and the Director or Officer will be required to make certain disclosures regarding the Trading Program under applicable SEC rules.
●The Company will need to confirm that the proposed Trading Program contains procedures to ensure prompt compliance with (i) any reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), (ii) SEC Rule 144 relating to any sales under the Trading Program, and (iii) any suspension of trading or other trading restrictions that the Company determines to impose on sales under an approved Trading Program, under applicable law or in connection with a distribution by the Company of securities, including without limitation lock up or affiliate letters required in connection with a proposed merger, acquisition or distribution of Company securities or any restrictions on or suspensions of trading imposed by applicable authorities (including the SEC or other governmental authority, or the New York Stock Exchange or any stock exchange, automated quotation system or other self-regulated organization that promulgates rules to which the Company is subject from time to time).

(ix)Subject to certain limited exceptions specified in Rule 10b5-1, Directors and Officers may not enter into more than one Trading Program at the same time.

(x)Directors and Officers are limited to one Trading Program designed to effect an open market purchase or sale of the total amount of securities subject to the Trading Program as a single transaction in any 12-month period.

(xi)The approval or adoption of a Trading Program in no way reduces or eliminates such person's obligations under Section 16 of the Exchange Act, including such person's disclosure and short-swing trading liabilities thereunder.  If any questions arise regarding any Trading Program, such person should consult with their own counsel prior to entering into a trading program.

(f)Limited Trading Periods.  The Corporate Compliance Officer may, if circumstances warrant, declare a “limited” trading period, during which any Covered Person who desires to buy or sell the Company’s stock shall first notify the Corporate Compliance Officer to obtain approval of the trade before contacting any broker in connection with such trade.

11.Directors and Officers — Short-Swing Transactions.  Directors and Officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act.  The practical effect of these provisions is that Directors or Officers who purchase and sell the Company's securities within a six-month period must disgorge all profits to the Company regardless of whether they had knowledge of any material non-public information.  However, under Section 16 of the Exchange Act, and so long as certain other criteria are met, neither the receipt of an option under the Company's option plans, nor the exercise of that option, is deemed a purchase; nevertheless, the sale of any such shares (including a sale pursuant to a broker's cashless option exercise) generally is a sale under Section 16 of the Exchange Act.  Moreover, as discussed in Guideline 7 herein, no Director or Officer may ever make a short sale of the Company's stock.  The Company has provided separate memoranda and other appropriate materials to its Directors and Officers regarding compliance with Section 16 of the Exchange Act and its related rules.

12.Confidentiality Guidelines.  To provide more effective protection against the inadvertent disclosure of material non-public information about the Company or the entities with which it does business, the Company has adopted the following confidentiality guidelines.  These guidelines are not intended to be exhaustive.  Additional measures to secure the confidentiality of information should be undertaken as necessary under the circumstances.  If you have any doubt as to your responsibilities with respect to confidential information, please seek clarification and guidance from the Corporate Compliance Officer before you act; do not attempt to resolve any uncertainties on your own.

The following guidelines establish procedures with which every employee, Officer and Director should comply in order to maximize the security of confidential inside information:

(a)Use passwords to restrict access to the information on computers.
(b)Limit access to particular physical areas where material non-public information is likely to be documented or discussed.
(c)Do not discuss any Company matter in public places, such as elevators, hallways, restrooms or eating facilities, where conversations might be overheard.

13.Authorized Disclosure of Material Non-Public Information.  Under certain circumstances, the Corporate Compliance Officer may authorize immediate release of material non-public information.  If disclosure is authorized, the form and content of all public disclosures must be approved pursuant to the terms of the Company's Fair Disclosure Policy.  In the cases of material non-public information that is not disclosed, such information is not to be disclosed or discussed except on a strict "need-to-know" basis.  All communications with representatives of the media and securities analysts and requests for information, comments or interviews (other than routine property inquiries) should be directed to the Corporate Compliance Officer, who will clear all proposed responses in compliance with the Company's Fair Disclosure Policy.  All Officers, Directors and employees must comply with the Company's Fair Disclosure Policy and should not respond to such requests directly, unless expressly instructed otherwise by the Corporate Compliance Officer.  In particular, great care should be taken not to comment on the Company's expected future financial results.  If the Company wishes to give some direction to investors or securities professionals, it must do so only in compliance with the Company's Fair Disclosure Policy.

14.Company Assistance.  If you have any questions about specific information or proposed transactions, or as to the applicability or interpretation of this Insider Trading Policy or the propriety of any desired action, you are encouraged to contact the Corporate Compliance Officer.

15.Hardships.

Under limited circumstances, the Corporate Compliance Officer may, on a case-by-case basis and in the Corporate Compliance Officer’s sole and absolute discretion, authorize trading in the Company’s securities during a Blackout Period (a “Hardship Waiver”) due to financial hardship or other hardships only after:

●the person seeking a Hardship Waiver has notified the Corporate Compliance Officer in writing (which may be by email) of the circumstances of the hardship and the amount and nature of the proposed trade(s);
●the person seeking a Hardship Waiver has certified to the Corporate Compliance Officer in writing (which may be by email) no earlier than two business days prior to the proposed trade(s) that he or she is not in possession of material non-public information concerning the Company;

●the person seeking a Hardship Waiver agrees in writing (which may be by email) to keep confidential (i) the fact that such person has requested a Hardship Waiver and (ii) the fact that a Hardship Waiver has been granted or denied, as applicable.
●the Corporate Compliance Officer has approved the trade(s) and granted a Hardship Waiver in writing (which may be by email), which approval shall require any trade(s) to be executed no later than three business days from the date the Hardship Waiver is approved.

Notwithstanding the foregoing, if a person who has been granted a Hardship Waiver comes into possession of material non-public information concerning the Company after receiving such Hardship Waiver but before executing the proposed trade(s) in the Company’s securities, such person may not execute such proposed trade(s), despite having received a Hardship Waiver.

Under no circumstances will a Hardship Waiver (i) authorize any person to violate applicable laws relating to trading while in possession of material non-public information or (ii) be granted to any person during an Event-Specific Blackout Period.  Any person receiving a Hardship Waiver will continue to be subject to all other provisions of this Insider Trading Policy.

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